NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Provides Initial Loss Estimate for Tohoku Earthquake

HAMILTON, Bermuda – April 12, 2011 -- Everest Re Group, Ltd. (NYSE: RE) today announced that it expects to incur net losses, after reinstatement premiums and taxes, of approximately $320 million for the earthquake and tsunami that occurred in the Tohoku region of Japan in March.

The Company’s view of its losses from this event assumes a $25 billion industry loss and is based on a combination of modeled information, underwriter analysis, preliminary client discussions, and a profile of exposed limits within the affected region. The unprecedented nature and scale of the loss and its relatively recent occurrence introduces significant complexity and uncertainty to the loss estimation and settlement process. The Company therefore advises that ultimate losses could differ, perhaps materially, as further information becomes available.

Joseph V. Taranto, Chairman and Chief Executive Officer, said, “Given the frequency and severity of recent events, we expect market pricing to firm worldwide for property catastrophe capacity. With significant financial resources, despite the losses in the first quarter, we are well prepared to respond to our clients’ needs.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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